For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@lintv.com

LIN TV Corp. Announces First Quarter 2009 Results

PROVIDENCE, RI, April 30, 2009 – LIN TV Corp. (NYSE: TVL) today reported first quarter 2009 results.

Summary of Results for the First Quarter Ended March 31, 2009

•	Net revenues decreased 20% to $74.5 million, compared to $93.1 million in the first quarter of 2008.

•	Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased 82% to $8.9 million, compared to $4.9 million in the first quarter of 2008.

•
General operating expenses decreased 9% from $69.8 million in the first quarter 2008, to $63.3 million in the first quarter 2009, reflecting the benefit of the 2008 restructuring, as well as other cost–saving measures implemented in 2009.

•	Operating income was $4.8 million, compared to operating income of $15.6 million in the first quarter of 2008, reflecting the decline in local, national, and political advertising sales.

•
Income from continuing operations was $25.0 million, which included a gain on extinguishment of debt of $28.8 million after-tax, compared to income from continuing operations of $0.9 million in the first quarter of 2008.

•	Net income per diluted share was $0.48, compared to net income per diluted share of $0.03 in the first quarter 2008.

Commenting on the first quarter 2009 results, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said: “In a recessionary environment impacting every segment of the economy, we delivered first quarter business results consistent with our guidance. We are making important progress on all fronts of our cost and debt reduction programs, while still supporting initiatives to strengthen our local brands, improve the newsgathering process and maximize broadcast efficiency.”

“In addition, we continue to advance our localized digital strategy, investing in initiatives and partnerships that will generate new revenue opportunities. The focus remains on significantly changing the Company’s historic TV business model in order to operate a very healthy and cost-efficient multi-media business now and well into the future.”

Special Item: Gain from Extinguishment of Debt

During the fourth quarter of 2008, we commenced a plan, under Rule 10b5-1 of the Securities Exchange Act of 1934, to purchase our 6½% Senior Subordinated Notes and 6½% Senior Subordinated Notes – Class B (collectively the “Senior Subordinated Notes”) at market prices using available balances under our revolving credit facility and available cash balances.  During the first quarter of 2009, we purchased a notional amount of $121.7 million of our Senior Subordinated Notes under this plan.   The total purchase price for both classes was $68.4 million, resulting in a first quarter 2009 gain on early extinguishment of debt of $50.1 million ($28.8 million after-tax), net of a write-off of related deferred financing fees.

Operating Highlights

TV Station Ratings and Revenue

•
Preliminary results from Nielsen’s March, 2009 ratings period demonstrate the continued strength of the Company’s local news products. For example, 67% of LIN TV’s stations that locally produce morning news, the fastest-growing news segment in terms of audience and revenue, grew or maintained household audience share in the first quarter 2009. In addition, several of the Company’s stations, such as WIVB-TV, WTHI-TV, WANE-TV, WWLP-TV, WLUK-TV, WOOD-TV and WAVY-TV, are the number one television stations in their markets, based on households.

•
Core local and national advertising sales combined, which excludes political advertising sales, decreased 24% to $72.3 million in the first quarter 2009, compared to $95.6 million for the same period in 2008, reflecting the continued impact of the economic downturn nationally and across all of the Company’s markets.

•
Advertising categories for which revenues decreased for the first quarter of 2009, compared to the same quarter last year, were automotive, retail, restaurants, media/telecommunications, services, financial services and entertainment. Advertising categories for which revenues increased for the first quarter of 2009 included grocery and lottery/gambling.  The automotive category, which represented 17% of the Company’s core advertising sales for the first quarter of 2009, decreased 46% compared to the same quarter last year. The retail category, which represented 17% of Company’s core advertising sales for the first quarter of 2009, decreased 15% compared to the same quarter last year.

•	The Company’s political advertising sales were $0.5 million for the quarter ended March 31, 2009, compared to $3.2 million in the same period last year.

Digital and Interactive Initiatives

•
Retransmission consent fees increased 114% in the first quarter of 2009, compared to the same period in 2008, primarily due to new retransmission consent agreements reached with cable, satellite and telecommunications companies in 2008.

•	Internet advertising and other interactive revenues increased 22% for the first quarter of 2009, compared to the same period in 2008.

•
The Company announced a strategic partnership with News Over Wireless for the distribution of LIN TV’s stations’ local news and video on a state-of-the-art mobile platform. In addition, during the first quarter of 2009, the Company began distributing its local television station content, including news, video, weather forecasts, traffic images and more, to mobile users via a new iPhone application.

•	Mobile impressions for the first quarter of 2009 were 14.2 million, an increase of 28% from the fourth quarter of 2008.[1]

•
“Average time spent on site”, a key performance indicator measuring how engaged users are with a web site’s content, was 26 minutes, 57 seconds for the first quarter 2009, compared to 9 minutes, 44 seconds for the same period in 2008, an increase of 177%. According to March, 2009 data released by comScore, Inc., an industry leading digital marketing intelligence provider, the Company has the number one web site out of all news and media web sites in 13 of 15 of its measured markets[2], based on “average time spent on site”.

•
Unique visitors for the Company’s web sites were 22.7 million for the first quarter 2009, compared to 18.2 million for the same period in 2008, representing a 25% increase. Total impressions, which include all actions by users on the Company’s web sites, were 274 million in the first quarter 2009.

1 Data for mobile impressions was not available for the first quarter of 2008.

2According to custom categories defined by LIN TV based on the web sites of its respective market competitors.

Operating Expenses

•
General operating expenses decreased by $6.6 million, or 9%, driven largely by decreases in direct operating expenses and selling, general and administrative expenses of $3.2 million and $3.0 million, respectively, compared to first quarter 2008.

•
Management is continuing to evaluate LIN TV’s operations and cost structure to identify further opportunities for cost savings and anticipates taking a restructuring charge in the second quarter of 2009.

Key Balance Sheet and Cash Flow Items

Total debt outstanding at March 31, 2009 was $686.1 million, as compared to $743.4 million at December 31, 2008.  Cash and cash equivalent balances at March 31, 2009 were $15.4 million, as compared to $20.1 million at December 31, 2008.  During the quarter ended March 31, 2009, the Company paid $4 million of principal on its term loan balance.  The Company’s outstanding revolving credit facility balance was $201.0 million at March 31, 2009, as compared to $135.0 million at December 31, 2008, with $24.0 million available for borrowing under that facility.  Consolidated leverage, as defined in the Company’s credit agreement, was 6.0x as of March 31, 2009 compared to 5.7x as of December 31, 2008.  Other components of cash flow for the first quarter of 2009 were cash capital expenditures of $1.9 million and cash payments for programming of $4.6 million.

During the quarter ended March 31, 2009, the Company, under its Rule 10b5-1 plan, which expired on February 24, 2009, purchased a further notional amount of $121.7 million of its Senior Subordinated Notes using available balances under its revolving credit facility and available cash balances.  Cumulatively, under the 10b5-1 plan, the Company purchased $147.8 million or 26% of its outstanding Senior Subordinated Notes at an average discount of 45.4% off their stated par value, thereby extinguishing $67.1 million of net debt.

Subsequent Events

On April 9, 2009, the Company received written notice from the New York Stock Exchange (“NYSE”) that it had accepted LIN TV’s plan to regain compliance with the NYSE’s market capitalization listing criteria. As a result of its acceptance, LIN TV continues to be listed on the NYSE and will undergo quarterly performance reviews of the goals and initiatives outlined in its plan during the 18 month period from the receipt of notice, January 8, 2009. LIN TV is required to achieve an average market capitalization over a consecutive 30 trading-day period of at least $75 million at the completion of the 18 month plan period, or over two consecutive quarterly monitoring periods prior to that date, in order to effect a cure.

In June 2008, Banks Broadcasting Inc., in which LIN TV owns preferred stock that represents a 50% non-voting interest, signed a purchase agreement to sell KNIN-TV, a CW affiliate in Boise, for $8.0 million to Journal Broadcasting Corporation. The FCC approved the transfer of the FCC license for the station to Journal Broadcasting in January 2009. Although the sale was scheduled to close on March 11, 2009, Journal Broadcasting declined to close and asserted that a condition to its obligation to close had not been satisfied. Banks Broadcasting subsequently agreed to resolve the dispute by agreeing to a purchase price of $6.6 million, and the transaction closed on April 23, 2009.

Business Outlook

The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of Banks Broadcasting, Inc. as discontinued operations for all periods presented.  The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases,” then “Quarterly and Other Reports” and then “Supplemental Financial Data.”

Based on current sales order pacings, which reflect the challenging economic environment, the market decline for both local and national advertising spending and expected reduced political advertising this year, the Company expects that second quarter 2009 net revenues will decrease in the range of 18.9% to 23.7% (or $19.6 million to $24.6 million), compared to net revenues of $103.7 million for the second quarter of 2008.

In addition, due to decreases in variable sales costs and other cost reduction actions, the Company expects that its station direct operating and SG&A expenses will decrease in the range of 10.2% to 12.9% (or $5.9 million to $7.5 million) for the second quarter of 2009 compared to expenses of $57.9 million for the second quarter of 2008.  For the full year, we expect station direct operating and SG&A expenses will decrease in the range of 8.4% to 10.4% (or $19.7 million to $24.3 million) compared to reported expenses of $233.8 million for 2008. Given the state of the economy and the level of uncertainty in predicting advertising revenue, the Company has defined a series of further cost reduction actions that the Company could potentially enact and largely realize during the remainder of 2009. These cost reductions are not reflected in the amounts disclosed below. The Company’s current outlook for revenues, expenses and cash flow items for the second quarter and full year 2009, excluding special items, are anticipated to be in the following ranges:

	Second Quarter 2009	Full Year 2009
Net advertising revenues	$66.1 to $69.1 million
Net digital revenues	$10.0 to $11.0 million
Network comp/Barter/Other revenues	$3.0 to $4.0 million
Total net revenues	$79.1 to $84.1 million
Direct operating and SG&A expenses(1)	$50.4 to $52.0 million	$209.4 to $214.0 million
Station non-cash stock-based compensation expense	$0.1 to $0.5 million	$1.5 to $3.0 million
Amortization of program rights	$5.5 to $6.0 million	$23.8 to $25.3 million
Cash payments for programming	$6.0 to $7.5 million	$25.9 to $28.4 million
Corporate expense(1)	$3.5 to $4.5 million	$15.9 to $18.9 million
Corporate non-cash stock-based compensation expense	$0.3 to $1.0 million	$2.0 to $4.0 million
Depreciation and amortization of intangibles	$7.5 to $8.5 million	$30.0 to $32.0 million
Cash capital expenditures	$4.0 to $6.0 million	$12.0 to $14.0 million
Cash interest expense	$8.0 to $9.0 million	$36.0 to $38.0 million
Principal amortization of the term loans	$4.0 million	$15.9 million
Cash taxes	$0.2 to $0.4 million	$0.4 to $1.0 million
Effective tax rate	40% to 43%	40% to 43%
Distributions from equity investments	$3.0 million	$3.0 million
(1) Includes non-cash stock-based compensation expense.

LIN TV advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

LIN TV will hold a conference call to discuss its first quarter results today, April 30, 2009, at 9:30 AM Eastern Time.  To participate in the call, please dial 1-877-719-9804 for U.S. callers and 1-719-325-4806 for international callers.  The call-in pass code is 2363427. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from LIN TV Corp.’s website, www.lintv.com, and can be accessed there through a link on the home page (under the Latest News section).  For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same passcode as above.  The telephone replay will be available through May 14, 2009.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. The preceding discussion of our results includes a discussion of loss from continuing operations, including special items, and includes a section detailing these items.  Loss from continuing operations, including special items, is a non-GAAP financial measure and is not intended to replace loss from continuing operations, a directly comparable GAAP financial measure. Special items are items that are significant, and unusual or infrequent and provide more comparable information about the Company’s operating performance. Additionally, non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations.  Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the potential continuing deterioration of national and/or local economies; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt TV broadcasting; continuing softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBC Universal; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain stockholders, including HM Capital Partners I LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and  other filings made with the Securities and Exchange Commission (which are available on the Company’s web site, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference.  LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 27 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10 million households per week.

LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.

– financial tables follow –

LIN TV Corp.
Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2009	2008
	(in thousands, except share data)

Net revenues	$74,475	$93,064

Operating costs and expenses:
Direct operating	26,915	30,066
Selling, general and administrative	25,616	28,575
Amortization of program rights	6,332	6,176
Corporate	4,418	5,030
General operating expenses	63,281	69,847

Depreciation, amortization and other operating charges (benefits):
Depreciation	8,126	7,449
Amortization of intangible assets	20	93
(Gain) loss from asset dispositions	(1,709)	101
Operating income	4,757	15,574

Other (income) expense:
Interest expense, net	10,922	14,391
Share of income in equity investments	-	(451)
Loss (gain) on derivative instruments	220	(375)
(Income) loss on extinguishment of debt	(50,149)	100
Other, net	269	449
Total other (income) expense, net	(38,738)	14,114

Income from continuing operations before provision for income taxes	43,495	1,460
Provision for income taxes	18,489	585
Income from continuing operations	25,006	875
Discontinued operations:
(Loss) income from discontinued operations, net of (benefit from) provision for income taxes of $(659) and $61 for the three months ended March 31, 2009 and 2008, respectively	(284)	588
Net income	$24,722	$1,463
Basic income per common share:
Income from continuing operations	$0.49	$0.02
(Loss) income from discontinued operations, net of tax	(0.01)	0.01
Net income	$0.48	$0.03

Weighted - average number of common shares outstanding used in calculating basic income per common share	51,114	50,597

Diluted income per common share:
Income from continuing operations	$0.49	$0.02
(Loss) income from discontinued operations, net of tax	(0.01)	0.01
Net income	$0.48	$0.03

Weighted - average number of common shares outstanding used in calculating diluted income per common share	51,122	51,613

LIN TV Corp.
Consolidated Balance Sheets
(unaudited)
	March 31,	December 31,
	2009	2008
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$15,401	20,106
Accounts receivable, less allowance for doubtful accounts (2009 - $2,918; 2008 - $2,761)	58,584	68,277
Program rights	3,034	3,311
Assets held for sale	234	430
Other current assets	4,934	5,045
Total current assets	82,187	97,169
Property and equipment, net	177,195	180,679
Deferred financing costs	6,716	8,511
Equity investments	128	128
Program rights	2,804	3,422
Goodwill	117,159	117,159
Broadcast licenses and other intangible assets, net	430,121	430,142
Assets held for sale	6,914	8,872
Other assets	4,646	6,512
Total assets	$827,870	$852,594

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$15,900	$15,900
Accounts payable	4,068	7,988
Accrued expenses	52,709	56,701
Program obligations	12,189	10,109
Liabilities held for sale	443	429
Total current liabilities	85,309	91,127
Long-term debt, excluding current portion	670,155	727,453
Deferred income taxes, net	161,696	141,702
Program obligations	4,177	5,336
Liabilities held for sale	244	343
Other liabilities	66,236	68,883
Total liabilities	987,817	1,034,844

Stockholders' equity:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, 29,714,936 and 29,733,672 shares at March 31, 2009 and December 31, 2008, respectively, issued and outstanding	294	294
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares at March 31, 2009 and December 31, 2008, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares at March 31, 2009 and December 31, 2008, respectively, issued and outstanding; convertible into an equal number of shares of Class A common stock

Treasury stock, 1,806,428 shares of Class A common stock at March 31, 2009 and December 31, 2008, at cost	(18,005)	(18,005)
Additional paid-in capital	1,102,508	1,101,919
Accumulated deficit	(1,214,368)	(1,239,090)
Accumulated other comprehensive loss	(34,111)	(34,634)
Total stockholders' deficit	(163,447)	(189,281)
Preferred stock of Banks Broadcasting, Inc., $0.01 par value, 173,822 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	3,500	7,031
Total deficit	(159,947)	(182,250)
Total liabilities, preferred stock and stockholders' deficit	$827,870	$852,594

LIN TV Corp.
Consolidated Statements of Cash Flows
(unaudited)
	Three Months Ended March 31,
	2009	2008
	(in thousands)
OPERATING ACTIVITIES:
Net income	$24,722	$1,463
Loss (income) from discontinued operations	284	(588)
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	8,126	7,449
Amortization of intangible assets	20	93
Amortization of financing costs and note discounts	977	2,126
Amortization of program rights	6,332	6,176
Program payments	(4,582)	(7,005)
(Gain) loss on extinguishment of debt	(50,149)	100
Loss (gain) on derivative instruments	220	(375)
Share of income in equity investments	-	(451)
Deferred income taxes, net	18,758	(744)
Stock-based compensation	589	1,413
(Gain) loss from asset dispositions	(1,709)	101
Other, net	2,291	634
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	9,693	10,483
Other assets	1,977	1,201
Accounts payable	(3,920)	(7,503)
Accrued interest expense	5,751	9,965
Other accrued expenses	(15,802)	(1,428)
Net cash provided by operating activities, continuing operations	3,578	23,110
Net cash used in operating activities, discontinued operations	(101)	(701)
Net cash provided by operating activities	3,477	22,409

INVESTING ACTIVITIES:
Capital expenditures	(1,852)	(1,665)
Distributions from equity investments	-	1,019
Other investments, net	-	(97)
Net cash used in investing activities, continuing operations	(1,852)	(743)
Net cash provided by investing activities, discontinued operations	-	1,817
Net cash (used in) provided by investing activities	(1,852)	1,074

FINANCING ACTIVITIES:
Net proceeds on exercises of employee stock options and phantom stock units and employee stock purchase plan issuances	-	456
Proceeds from borrowings on long-term debt	66,000	-
Principal payments on long-term debt	(72,330)	(22,075)
Net cash used in financing activities, continuing operations	(6,330)	(21,619)
Net cash used in financing activities	(6,330)	(21,619)

Net (decrease) increase in cash and cash equivalents	(4,705)	1,864
Cash and cash equivalents at the beginning of the period	20,106	40,031
Cash and cash equivalents at the end of the period	$15,401	$41,895
Less cash and cash equivalents from discontinued operations, end of the period	$-	$-
Cash and cash equivalents from continuing operations, end of the period	$15,401	$41,895